August 6, 2020

VIA EDGAR SUBMISSION

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Jeffrey Gabor

Re:	Iterum Therapeutics plc

Iterum Therapeutics Bermuda Limited

Iterum Therapeutics International Limited

Iterum Therapeutics US Limited

Iterum Therapeutics US Holding Limited

Registration Statement on Form S-1

File No. 333-237326

Request for Acceleration

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Iterum Therapeutics plc, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited (collectively, the “Registrants”) hereby request acceleration of the effective date of the Registration Statement on Form S-1 (File No. 333-237326), as amended (the “Registration Statement”), so that it may become effective at 4:30 p.m., Eastern time, on August 10, 2020, or as soon as practicable thereafter.

Very truly yours,

ITERUM THERAPEUTICS PLC

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer

ITERUM THERAPEUTICS BERMUDA LIMITED

By:	/s/ Louise Barrett
Name: Louise Barrett
Title: Director

ITERUM THERAPEUTICS INTERNATIONAL LIMITED

By:	/s/ Louise Barrett
Name: Louise Barrett
Title: Director

ITERUM THERAPEUTICS US LIMITED

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer

ITERUM THERAPEUTICS US HOLDING LIMITED

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer